EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 17, 2020, relating to the consolidated financial statements of Identiv, Inc., which appears in the Annual Report on Form 10-K of Identiv, Inc. for the year ended December 31, 2019.

/s/ BPM LLP

San Jose, California
May 11, 2020